Exhibit 3.3
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASTHMATX, INC.
     Asthmatx, Inc., a Delaware corporation, hereby certifies that:
     1. The name of the corporation is Asthmatx, Inc. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State was May 15, 2006.
     2. The Second Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, said corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: , 2006	ASTHMATX, INC.

By:
Glendon French, President

EXHIBIT “1”
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASTHMATX, INC.
ARTICLE I
     The name of the corporation is Asthmatx, Inc.
ARTICLE II
     The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware, 19901. The name of the registered agent at that address is Incorporating Services, Inc.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.
ARTICLE IV
     1. Authorization of Shares. This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, each of which shall have a $0.00001 par value per share. The number of shares of Common Stock authorized to be issued is 40,000,000. The number of shares of Preferred Stock authorized to be issued is 13,260,370, of which 2,510,744 are designated as Series AA Preferred Stock, 3,217,102 are designated as Series BB Preferred Stock, 4,199,191 are designated as Series CC Preferred Stock and 3,333,333 are undesignated. All of the foregoing authorized share numbers reflect the Reverse Split (as defined below) and will not be altered due to the Reverse Split.
     2. Designation of Additional Series of Preferred Stock. Effective immediately upon a Qualified Initial Public Offering Closing and thereafter, the Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of any of the shares of Preferred Stock that are authorized but not specifically designated (hereafter, collectively, the “Undesignated Preferred Stock”) in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series of Undesignated Preferred Stock (but not below the number of shares of such series then outstanding).
     Except as otherwise expressly provided in any Certificate of Designation designating any series of Undesignated Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Undesignated Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock. The provisions of this Section 2 of Article IV shall be of no force or effect until the occurrence of a Qualified Initial Public Offering Closing.
     3. Reverse Stock Split. Effective upon the filing of this Second Amended and Restated Certificate of Incorporation, each outstanding share of the Common Stock, Series AA Preferred Stock, Series BB Preferred Stock and Series CC Preferred Stock of this corporation will be converted into and automatically become one-third (1/3rd) of an outstanding share of Common Stock, Series AA Preferred Stock, Series BB Preferred Stock and Series CC Preferred Stock of this corporation, respectively (the “Reverse Split”).
ARTICLE V
     The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as set forth in this Article V.
     1. Definitions. For purposes of this Article V, the following definitions shall apply:
          1.1 “Board” shall mean the Board of Directors of the Company.
          1.2 “Company” shall mean this corporation.
          1.3 “Common Stock” shall mean the Common Stock, $0.00001 par value per share, of the Company.
          1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.
          1.5 “Distribution” shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of the Company’s stock). A Permitted Repurchase (defined below) is not a Distribution.
          1.6 “Dividend Rate” shall mean $0.500628 per share per annum for the Series AA Preferred Stock, $0.38544 per share per annum for the Series BB Preferred Stock, and

$0.51438456 per share per annum for the Series CC Preferred Stock, as adjusted in each case for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split.
          1.7 “Filing Date” means the date of the filing of this Second Amended and Restated Certificate of Incorporation.
          1.8 “Merger Date” means the date on which the Reincorporation Merger (as defined below) became effective under applicable law. The “Reincorporation Merger” means the merger of Asthmatx, Inc., a California corporation with and into the Company.
          1.9 “Original Issue Price” shall mean $6.25785 per share for the Series AA Preferred Stock, $4.818 per share for the Series BB Preferred Stock, and $6.429807 per share for the Series CC Preferred Stock, as adjusted in each case for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split.
          1.10 “Permitted Repurchases” shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a Subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares.
          1.11 “Preferred Stock” shall mean the Series AA Preferred Stock, Series BB Preferred Stock, and Series CC Preferred Stock, collectively.
          1.12 “Series AA Preferred Stock” shall mean the Series AA Preferred Stock, $0.00001 par value per share, of the Company.
          1.13 “Series BB Preferred Stock” shall mean the Series BB Preferred Stock, $0.00001 par value per share, of the Company.
          1.14 “Series CC Preferred Stock” shall mean the Series CC Preferred Stock, $0.00001 par value per share, of the Company.
          1.15 “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2. Dividend Rights.
          2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Series CC Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for the Series CC Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Series AA Preferred Stock, Series BB Preferred Stock or the Common Stock in such calendar year (other than a Common Stock Dividend). Subject to the prior dividend preference of the Series CC Preferred Stock, in each calendar year, the holders of the then outstanding Series BB Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for the Series BB Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Series AA Preferred Stock or the Common Stock in such calendar year (other than a Common Stock Dividend). Subject to the prior dividend preference of the Series CC Preferred Stock and the Series BB Preferred Stock, in each calendar year, the holders of the then outstanding Series AA Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for the Series AA Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of any series of Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on any series of the Preferred Stock in the amount of the respective annual Dividend Rate for such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.
          2.2 Common Stock Dividend. If, after dividends in the full preferential amounts specified in this Section 2 for each series of the Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board declares additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock.
          2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.
     3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:
          3.1 Liquidation Preferences.

               (a) Series CC Preferred Stock. The holders of each share of Series CC Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series BB Preferred Stock, Series AA Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for the Series CC Preferred Stock, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series CC Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series CC Preferred Stock on a pro rata basis, according to the number of outstanding shares of Series CC Preferred Stock then held by them.
               (b) Series BB Preferred Stock. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series CC Preferred Stock of their full preferential amount described above in subsection 3.1(a), then the holders of each share of Series BB Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series AA Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for the Series BB Preferred Stock, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series BB Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series BB Preferred Stock on a pro rata basis, according to the number of outstanding shares of Series BB Preferred Stock then held by them.
               (c) Series AA Preferred Stock. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series CC Preferred Stock and Series BB Preferred Stock of their full preferential amounts described above in subsections 3.1(a) and 3.1(b), then the holders of each share of Series AA Preferred Stock then outstanding shall be entitled to be paid, out of such remaining Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for the Series AA Preferred Stock, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series AA Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series AA Preferred Stock on a pro rata basis, according to the number of outstanding shares of Series AA Preferred Stock then held by them.

          3.2 No Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in subsections 3.1(a), 3.1(b) and 3.1(c), then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock on a pro rata basis according to the number of outstanding shares of Common Stock then held by each of them.
          3.3 Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation, corporations or other entity or person in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain a majority of the voting power of the surviving entity of such consolidation or merger on account of their shareholdings in the Company immediately prior to such consolidation or merger (an “Acquisition”); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”), shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.
          3.4 Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to an Acquisition, Asset Transfer or other liquidation, dissolution or winding up of the Company, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Acquisition, Asset Transfer or other liquidation, dissolution or winding up of the Company if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
          3.5 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:
               (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
                    (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                    (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and
                    (iii) if there is no active public market, then the value shall be the fair market value thereof, as mutually determined in good faith by the Board and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
               (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
     4. Voting Rights.
          4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.
          4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.
          4.3 General. Subject to the foregoing provisions of this Section 4, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. At each election of directors of the Company to be elected by holders of Specified Stock (as defined in Section 4.5(b)(ii) below) pursuant to the provisions of Section 4.5(a) below for which cumulative voting is provided for in the applicable provisions of Section 4.5(a), each holder of any shares of the applicable Specified Stock entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes represented by such holder’s shares of such Specified Stock entitled to vote in such election multiplied by the number of directors to be elected by the holders of such Specified Stock in such election, and such holder may cast all of such votes for a single director to be so elected or may distribute them among the number of directors to be voted for in such election, or for any two (2) or more of them, as the holder may see fit.

          4.4 Board Size. The authorized number of directors of the Company’s Board shall be eight (8); provided, however, that following a Qualified Initial Public Offering Closing, the authorized number of directors shall be eight (8) initially and thereafter shall be fixed from time to time by resolution of the Board.
          4.5 Board of Directors Election and Removal.
               (a) (i) So long as an aggregate total of at least 200,000 shares of Series AA Preferred Stock are outstanding (as adjusted for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split), the holders of the Series AA Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director of the Company.
                    (ii) So long as at least 400,000 shares of Series BB Preferred Stock are outstanding (as adjusted for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split), the holders of the Series BB Preferred Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect two (2) directors of the Company.
                    (iii) So long as at least 666,667 shares of Series CC Preferred Stock are outstanding (as adjusted for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split), the holders of the Series CC Preferred Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect two (2) directors of the Company.
                    (iv) So long as an aggregate total of at least 200,000 shares of Series AA Preferred Stock are outstanding, at least 400,000 shares of Series BB Preferred Stock are outstanding, or at least 666,667 shares of Series CC Preferred Stock are outstanding (as adjusted in each such case for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split), the holders of the Common Stock, voting together as a single class, shall be entitled to elect one (1) director of the Company.
                    (v) The holders of the Preferred Stock and the Common Stock, voting together as a single class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law) shall be entitled to elect any directors of the Company remaining to be elected after the elections made or to be made pursuant to clauses (a)(i), (a)(ii), a(iii) and (a)(iv) of this subsection 4.5, if any.
               (b) Quorum; Required Vote.
                    (i) Quorum. At any meeting held for the purpose of electing directors, (A) the presence in person or by proxy of the holders of a majority of the shares of the Series AA Preferred Stock shall constitute a quorum of the Series AA Preferred Stock for the election of the director to be elected solely by the holders of the Series AA Preferred Stock pursuant to clause (a)(i) of subsection 4.5; (B) the presence in person or by proxy of the holders of a majority of the shares of the Series BB Preferred Stock then outstanding shall constitute a quorum of the Series BB Preferred Stock for the election of directors to be elected solely by the holders of the Series BB Preferred Stock pursuant to clause (a)(ii) of subsection 4.5; (C) the presence in person or by proxy of the holders of a majority of the shares of the Series CC Preferred Stock then outstanding shall constitute a quorum of the Series CC Preferred Stock for the election of the directors to be elected solely by the holders of the Series CC Preferred Stock pursuant to clause (a)(iii) of subsection 4.5; and (D) the presence in person or by proxy of the holders of a majority of the shares of the Common Stock then outstanding, shall constitute a quorum of the Common Stock for the election of the director to be elected solely by the holders of the Common Stock pursuant in clause (a)(iv) of subsection 4.5. The holders of Preferred Stock and Common Stock representing a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of any directors to be elected jointly by the holders of the Preferred Stock and the Common Stock pursuant to clause (a)(v) of subsection 4.5.
                    (ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to subsection 4.5(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (A) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (based on cumulative voting, if applicable under Section 4.5(a)) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock in such election; or (B) in the case of any such vote taken by written consent without a meeting, are elected by written consent of the holders of shares of such Specified Stock having not less than the minimum number of votes (based on cumulative voting, if applicable under Section 4.5(a) that would be necessary to elect such candidate or candidates at a meeting in which all outstanding shares of such Specified Stck were present and voted.
               (c) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to subsection 4.5(a), then a successor to hold office for the unexpired term of such director may be elected by the required vote of holders of the shares of such Specified Stock specified in subsection 4.5(b)(ii) above that are entitled to elect such director under subsection 4.5(a) or as otherwise permitted under the Delaware General Corporation Law.
               (d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection 4.5(a) or as otherwise permitted under the Delaware General Corporation Law, may be removed during his or her term of office, either with or without cause, by the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 4.5(c).

               (e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.5, shall be held in accordance with the procedures and provisions of the Company’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).
               (f) Termination. Notwithstanding anything in the foregoing provisions of this subsection 4.5 to the contrary, the foregoing provisions of this subsection 4.5 shall cease to be of any further force or effect upon the earlier to occur of the closing of an Acquisition or an Asset Transfer. Furthermore, notwithstanding anything in the foregoing provisions of this subsection 4.5 to the contrary, the foregoing provisions of this subsection 4.5 shall cease to be of any further force or effect (i) with respect to the election of a director solely by the Series AA Preferred Stock, on the first date after the Filing Date on which an aggregate total of at least 200,000 shares of Series AA Preferred Stock is not outstanding; (ii) with respect to the election of any directors solely by the Series BB Preferred Stock, on the first date after the Filing Date on which the total number of outstanding shares of Series BB Preferred Stock is less than 400,000; (iii) with respect to the election of any directors solely by the Series CC Preferred Stock, on the first date after the Filing Date on which an aggregate total of at least 666,667 shares of Series CC Preferred Stock is not outstanding and (iv) with respect to all provisions of this subsection 4.5, on the first date after the Filing Date on which an aggregate total of at least 200,000 shares of Series AA Preferred Stock is not outstanding and the total number of outstanding shares of Series BB Preferred Stock is less than 400,000 and the total number of outstanding shares of Series CC Preferred Stock is less than 666,667 (as adjusted in each of the foregoing cases in clauses (i) through (iv) for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split).
     5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:
          5.1 Optional Conversion.
               (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.
               (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and pay any declared and unpaid dividends on the shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
          5.2 Automatic Conversion.
               (a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds Twenty Five Million Dollars ($25,000,000) and the public offering price per share of which equals or exceeds Fourteen Dollars Forty Five and Four Tenths Cents($14.454) per share before deduction of underwriters’ discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 5.4)); or (ii) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of Preferred Stock (determined on an as-converted-to-common basis as set forth in subsection 4.2).
               (b) Upon the occurrence of any event specified in subsection 5.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of subsection 2.1.
          5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the applicable Conversion Amount for such series (as defined below) by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The “Conversion Amount” for the Series AA Preferred

Stock shall be $4.818 and shall be subject to adjustment for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split. The “Conversion Amount” for the Series BB Preferred Stock shall be $4.818 and shall be subject to adjustment for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split. The “Conversion Amount” for the Series CC Preferred Stock shall be the Original Issue Price for the Series CC Preferred Stock and shall be subject to adjustment for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split. The initial Conversion Price for the Series AA Preferred Stock and the Series BB Preferred Stock shall be the Original Issue Price for the Series BB Preferred Stock. The initial Conversion Price for the Series CC Preferred Stock shall be the Original Issue Price for the Series CC Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below and also for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split.
          5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) following the Filing Date, the Conversion Price of each series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, excluding, for the avoidance of doubt, the Reverse Split.
          5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Filing Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of each series of Preferred Stock shall then receive the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable). This subsection 5.5 takes precedence over Section 2, and accordingly dividends payable in securities of the Company other than shares of Common Stock shall be governed by this subsection 5.5 and not Section 2.
          5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date the Common Stock issuable upon the conversion of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a dividend covered by subsections 5.4 or 5.5, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in subsection 3.3 or subsection 5.7), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
          5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Filing Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another corporation (except an event which is governed under subsection 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately prior to the closing of such reorganization, merger or consolidation would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.
          5.8 Sale of Shares Below Conversion Price.
               (a) Adjustment Formula. If at any time or from time to time after the Merger Date the Company issues or sells, or is deemed by the provisions of this subsection 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a dividend or distribution as provided in subsection 5.5, or a recapitalization, reclassification or other change as provided in subsection 5.6 or 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for an outstanding series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                    (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and
                    (ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).
               (b) Certain Definitions. For the purpose of making any adjustment required under this subsection 5.8:
                    (i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock (or options, warrants, or other securities (including without limitation Preferred Stock) or rights directly or indirectly exercisable or convertible therefore and the underlying Common Stock) outstanding on the Merger Date; (B) shares of Common Stock (or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued to employees, officers or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary pursuant to stock purchase or stock option plans, stock bonuses or awards, or other incentive stock arrangements that are approved by the Board; (C) shares of Common Stock (or options, warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued to lenders, equipment lessors, or other parties providing goods or services to the Company, pursuant to contracts or other arrangements that are approved by at least 80% of the members of the Board pursuant to resolutions acknowledging that anti-dilution protection is being waived with respect to the issuance of such shares; or (D) any shares of capital stock of the Company (or any options or warrants or rights directly or indirectly exercisable therefore and the underlying Common Stock) issued or assumed by the Company pursuant to the Reincorporation Merger and any stock or other securities issued pursuant to any such options, warrants or rights.
                    (ii) The “Aggregate Consideration Received” by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.
                    (iii) “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.
                    (iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.
                    (v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 5.8, for the issue of such Additional Shares of Common Stock; and
                    (vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.
               (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 5.8, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:
                    (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;
                    (ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated as of such date using the figure to which such minimum amount of consideration is reduced; and
                    (iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated as of such date using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.
No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.
          5.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books.
          5.10 Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in subsection 3.3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in subsection 3.3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, recapitalization, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, recapitalization, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.
          5.11 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.
          5.12 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          5.13 Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) delivery to an express courier service, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.
          5.14 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

     6. Restrictions and Limitations.
          6.1 Protective Provisions. So long at least 100,000 shares of Preferred Stock remain outstanding (as adjusted for any applicable preferred stock split, stock combination, stock dividend or similar event after the Filing Date, excluding, for the avoidance of doubt, the Reverse Split), the Company shall not (by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of at least a majority of the Preferred Stock then outstanding (determined on an as-converted-to-common basis as set forth in subsection 4.2), voting as a single class (except to the extent that separate series votes are required by law):
               (1) amend its Amended and Restated Certificate of Incorporation or bylaws in any manner that would adversely alter any of the rights, preferences, privileges or restrictions of any series of Preferred Stock;
               (2) amend its Amended and Restated Certificate of Incorporation to increase or decrease the authorized number of shares of Common or Preferred Stock;
               (3) authorize any other stock having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock;
               (4) redeem or declare a dividend on any shares of Common Stock or Preferred Stock (other than (i) pursuant to equity incentive agreements with employees or consultants giving the Company the right to repurchase shares at cost upon the termination of services, or (ii) pursuant to other agreements providing for a right of repurchase by the Company as approved by the unanimous consent of the Board);
               (5) consummate an Acquisition or Asset Transfer;
               (6) reclassify or recapitalize any outstanding shares of securities of the Company;
               (7) change the number of authorized directors provided for in subsection 4.4;
               (8) amend, alter, or repeal (including by way of merger, reorganization or otherwise) the Company’s Amended and Restated Certificate of Incorporation;
               (9) incur indebtedness for borrowed money in a single or related series of transactions in an amount in excess of $500,000;
               (10) establish a new equity incentive or stock option plan or increase the number of authorized shares available under such any equity incentive or stock option plan, including any increase in the aggregate number of shares of Common Stock reserved for issuance pursuant to the Company’s 2003 Equity Incentive Plan, as such plan was assumed by the Company in the Reincorporation Merger (which number is 2,521,420); or
               (11) initiate voluntary dissolution or liquidation of the Company.

     8. Miscellaneous
          8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.
          8.2 Consent to Certain Transactions. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to all Permitted Repurchases.
ARTICLE VI
     The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.
ARTICLE VII
     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VIII
     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE IX
     1. Qualified Initial Public Offering Closing. The term “Qualified Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the corporation’s Common Stock in which all of the then outstanding shares of this corporation’s Preferred Stock are converted into Common Stock. The term “Qualified Initial Public Offering Closing” means the closing of a Qualified Initial Public Offering.
     2. Provisions Effective Upon Qualified Initial Public Offering Closing. The provisions set forth in the following subsections of this Section 2 will become effective immediately upon (and only upon) a Qualified Initial Public Offering Closing:

          2.1 Number of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
          2.2 Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III. Directors may be assigned to each class in accordance with a resolution or resolutions adopted by the affirmative vote of outstanding shares possessing a majority of the voting power of all outstanding shares of the corporation entitled to vote, with the number of directors in each class to be divided as equally as reasonably possible. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes after such time as the classification of the Board of Directors becomes effective. The initial term of office of the Class I directors shall expire at the corporation’s first annual meeting of stockholders following the Qualified Initial Public Offering Closing, the initial term of office of the Class II directors shall expire at the corporation’s second annual meeting of stockholders following the Qualified Initial Public Offering Closing, and the initial term of office of the Class III directors shall expire at the corporation’s third annual meeting of stockholders following the Qualified Initial Public Offering Closing. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Qualified Initial Public Offering Closing, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. Notwithstanding anything to the contrary in the foregoing provisions of this Section 2.2, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class.
          2.3 Removal. Subject to the rights of the holders of any series of Preferred Stock, no director may be removed from the Board of Directors except for cause by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors.
          2.4 Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) applicable law otherwise requires, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall (a) if elected to fill a vacancy not created by a newly created directorship, be elected to a class of directors in which such vacancy exists and (b)

hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified or until such director’s successor’s earlier death, resignation or removal.
          2.5 Stockholder Action. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Certificate of Incorporation and the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.
          2.6 Special Stockholder Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, and shall be called upon the request of the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the members of the Board of Directors. Special meetings of stockholders may not be called by any other person or persons.
          2.7 Nominations, etc. Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
          To the extent that, upon or after the Qualified Initial Public Offering Closing, any of the provisions of this Article IX are inconsistent with, or in conflict with, any other provisions of this Second Amended and Restated Certificate of Incorporation, the provisions of this Article IX shall supersede, govern and prevail.